Westway Group, Inc. Announces Review of Strategic Alternatives; Receives Preliminary Offer for Westway Feed Products

New Orleans, LA., December 15, 2011 - Westway Group, Inc. (NASDAQ: WWAY) ("Westway" or the "Company") today announced that it has received an unsolicited preliminary offer from ED&F Man, the Company's largest stockholder, to acquire its Westway Feed Products business and certain non-core bulk liquid storage terminals.

James B. Jenkins, Chief Executive Officer of Westway, stated "As the market leader in liquid feed supplements in North America, Westway Feed Products has a strong track record of product innovation and improving financial performance. While we remain committed to this business and believe it has highly attractive future growth prospects, this transaction would serve to further strengthen our balance sheet as well as bolster the Company's liquidity by eliminating Westway's outstanding indebtedness. This substantial increase in financial resources and liquidity would allow us to focus our attention on potential opportunities to create additional stockholder value. As such, we will evaluate ED&F Man's offer and determine the course of action that is in the best interests of the Company and its stockholders."

Westway also announced that its Board of Directors has initiated a process to explore possible strategic alternatives for the Company as a whole, including alternatives for its Westway Terminals business.

"Despite the Company's continued growth and strong financial performance, the Board feels that the current market valuation of Westway does not reflect the intrinsic value of its businesses and their prospects for future growth." said Francis P. Jenkins Jr., Westway's Chairman. "The strategic review process will allow us to determine the best path forward to realize full value for each of our businesses and maximize aggregate value for the Company's stockholders." he stated.

Westway's Board of Directors has formed a special committee of independent directors to direct the strategic review process and to evaluate options for Westway Feed Products. The special committee has retained Evercore Partners as financial advisor to assist it during this process.

Westway has not set a definitive timetable for its evaluation of ED&F Man's proposal or completion of the strategic review process and there can be no guarantees that either process will result in a transaction or, if a transaction is undertaken, the terms or timing of such transaction. Westway does not intend to disclose further developments regarding either process unless and until its Board has approved a specific course of action, or it otherwise deems further disclosure is appropriate or required.

About Westway Terminals

Westway Terminals is a premier provider of storage and related services to owners of bulk liquid products worldwide, with 354 million gallons of capacity as of September 30, 2011. The business is focused on niche liquid products and customized service offerings with strong margin potential and has a leading market position in the agricultural and chemical commodity sectors. Key products stored include petroleum oils, caustics, asphalts, vegetable oils, methyl esters, chemicals and molasses products, among others. The business has a global network of 25 terminal locations including 14 in the U.S., 1 in Canada, 9 in Western Europe and 1 in Korea.

About Westway Feed Products

Westway Feed Products is the largest producer of liquid feed supplements in North America, with 2010 volumes of 1.6 million tons. The business has 36 locations worldwide, with 31 in the U.S., 2 in Canada and 3 in Australia (through joint venture). Westway Feed Products is a leader in the design and implementation of innovative liquid and solid feed supplements, with such current brands as Multi-Mix, Sweet Cake, Suga-Lik, E-Z GLO and Pro Lix.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the risk factors described in our most recent Form 10-Q and Form 10-K filed with the SEC.

Contact:

Evercore Partners

Perk Hixon

Sr. Managing Director

(212) 822-7554

Westway Group, Inc.

Francis P. Jenkins Jr.

Chairman

(212) 332-2960